UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2014

COLT DEFENSE LLC

COLT FINANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

32-0031950
333-171547	27-1237687
(Registration Number)	(IRS Employer Identification Number)

547 New Park Avenue, West Hartford, CT	06110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 232-4489

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 14, 2014, John M. Magouirk, Senior Vice President and Chief Operating Officer of Colt Defense LLC, a Delaware limited liability company (collectively with its subsidiaries, the “Company”), resigned from his position as a named executive officer of the Company, Colt’s Manufacturing Company LLC, a wholly owned subsidiary of the Company, and Mr. Magouirk entered into a separation agreement and general release (the “Separation Agreement”).  In exchange for agreeing to a release of claims and certain post-employment restrictions, the Company has agreed to a continuation of Mr. Magouirk’s salary at the rate of Mr. Magouirk’s current base salary through November 13, 2015 and to a continuation of Mr. Magouirk’s participation in Colt’s group health plans through December 31, 2014.

The above description does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Mr. Scott Anderson, age 52, succeeded Mr. Magouirk, as interim Chief Operating Officer on or about November 10, 2014.  Mr. Anderson will report to Dennis Veilleux, the Company’s Chief Executive Officer.  Mr. Anderson joins the Company with over 20 years of experience in coated and structural metal manufacturing including time spent as Senior Vice President and Advisor at Euramax Holdings Inc., President at Amerimax Building Products, and Controller with Alumax Inc.  Mr. Anderson attended the University of Utah where he earned a B.S. in Finance in 1987 and New York University, Sloan School of Business, where he earned a M.B.A. in 1995.

ITEM 9.01                                  Exhibits.

EXHIBIT NO.	DESCRIPTION
10.1	Severance Agreement between John Michael Magouirk and Colt’s Manufacturing Company LLC, dated as of November 4, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLT DEFENSE LLC

By:	/s/ Dennis Veilleux
Name:	Dennis Veilleux
Title:	Chief Executive Officer and Manager

Dated:  November 19, 2014